Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”) on Form 1-A of our report dated December 28, 2017, with respect to our audit of the financial statements the Company as of June 30, 2017 and for the period from August 4, 2017 (inception) through June 30, 2017, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading "Experts" in such Offering Circular.

/s/ BDO East Coast Partnership

BDO East Coast Partnership
Sydney, Australia
December 28, 2017